Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

October 18, 2012

Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, Maryland 21224

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Millennial Media, Inc., a Delaware corporation (the “Company”) of a Registration Statement (No. 333-184413) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 11,500,000 shares of common stock, which includes up to 921,952 shares to be sold by the Company (the “Company Shares”) and up to 10,578,048 shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), including 1,500,000 Selling Stockholder Shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, filed as Exhibit 3.1 to the Registration Statement, (c) the Company’s Amended and Restated Bylaws, as currently in effect, filed as Exhibit 3.2 to the Registration Statement, (d) a certificate executed by an officer of the Company to the effect that the consideration for the Selling Stockholder Shares that are issued and outstanding was in fact received by the Company in accordance with the provisions of the applicable resolutions of the Board of Directors and any plan or agreement relating to the issuance of such shares and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Selling Stockholder Shares have been duly authorized by the Company, the Company Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and the Selling Stockholder Shares are, or upon exercise of applicable options in accordance with their terms will be, validly issued, fully paid and non-assessable.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler